Exhibit 21
SUBSIDIARIES OF VMWARE, INC.

SUBSIDIARIES	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
3401 Hillview LLC	Delaware
A.W.S. Holding, LLC	Delaware
AetherPal (INDIA) Private Limited	India
AetherPal Inc.	Delaware
AirWatch LLC	Delaware
Arkinnet Software Private Limited	India
CloudHealth Technologies (Singapore) Pte. Ltd.	Singapore
CloudHealth Technologies Australia Pty. Ltd	Australia
CloudHealth Technologies France SARL	France
CloudHealth Technologies Germany GmbH	Germany
CloudHealth Technologies UK Ltd.	United Kingdom
CloudHealth Technologies, LLC	Delaware
Heptio LLC	Delaware
Heptio UK Limited	United Kingdom
Nicira, Inc.	Delaware
Taiwan VMware Information Technology LLC	Taiwan
VeloCloud Networks Private Limited	India
Velocloud Networks, LLC	Delaware
VMware Australia Pty Ltd	Australia
VMware Belgium	Belgium
VMware Bermuda Unlimited	Ireland
VMware Bulgaria EOOD	Bulgaria
VMware Canada Inc.	Canada
VMware Costa Rica Ltda.	Costa Rica
VMware Denmark ApS	Denmark
VMware Eastern Europe	Armenia
VMware France SAS	France
VMware Global, Inc.	Delaware
VMware Hong Kong Limited	Hong Kong
VMware Information Technology (China) Co. Ltd	China
VMware International Limited	Ireland
VMware International Marketing Limited	Ireland
VMware Israel Ltd.	Israel
VMware Italy S.r.l.	Italy
VMware Korea Co., Ltd.	South Korea
VMware Malaysia SDN. BHD.	Malaysia
VMware Marketing Austria GmbH	Austria
VMware Mexico S. de R.L. de C.V.	Mexico
VMware Middle East FZ-LLC	Dubai
VMware Netherlands B.V.	Netherlands
VMware NZ Company	New Zealand

VMware Rus LLC	Russia
VMware Saudi Limited	Saudi Arabia
VMware Singapore Pte. Ltd.	Singapore
VMware Software e Serviços Brasil Ltda.	Brazil
VMware Software India Private Limited	India
VMware South Africa (Pty) Ltd	South Africa
VMware Spain, S.L.	Spain
VMware Sweden AB	Sweden
VMware Switzerland GmbH	Switzerland
VMware (Thailand) Co., Ltd.	Thailand
VMware Turkey Software Solutions and Services Company Limited	Turkey
VMware UK Limited	United Kingdom
VMware, K.K.	Japan